EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     On October 1, 2004, Atmos Energy Corporation (referred to in this report, with its subsidiaries, as Atmos or we, us, our, the company or a similar word) completed our acquisition of the natural gas distribution and pipeline operations of TXU Gas Company. The TXU Gas operations we acquired are regulated businesses engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. In this report, we refer to TXU Gas Company as TXU Gas and to the acquisition of these operations as the TXU Gas acquisition.

     The purchase price for the TXU Gas acquisition was approximately $1.905 billion (after preliminary closing adjustments), which we paid in cash. We acquired approximately $121 million of working capital of TXU Gas and did not assume any indebtedness of TXU Gas in connection with the acquisition. TXU Gas provided for the repayment of all of its indebtedness and redeemed all of its preferred stock prior to closing and retained and agreed to pay certain other liabilities under the terms of the acquisition agreement. The purchase price is subject to further adjustment after closing for the actual amount of working capital we acquired and other specified matters. We anticipate that any post-closing adjustments will not be material.

     We funded the purchase price for the TXU Gas acquisition with approximately $235.8 million in net proceeds from our offering of 9,939,393 shares of common stock, which we completed on July 19, 2004, and approximately $1.7 billion in net proceeds from our issuance on October 1, 2004 of commercial paper backstopped by a senior unsecured revolving credit agreement, which we entered into on September 24, 2004 for bridge financing for the TXU Gas acquisition. In this report, we refer to the July offering of our common stock as the July 2004 common stock offering, the senior unsecured revolving credit agreement as the bridge financing facility and the $1.7 billion of commercial paper that we issued backstopped by the bridge financing facility, together with any commercial paper we may issue to refinance this commercial paper, as the acquisition commercial paper.

     On October 14, 2004, we commenced a public offering of 14,000,000 shares of our common stock, plus up to an additional 2,100,000 shares issuable pursuant to an overallotment option granted to the underwriters of the common stock offering. Except as otherwise indicated, all information in this report assumes that the underwriters will not exercise their overallotment option. On October 21, 2004, we priced the offering of our common stock at $24.75 per share. The net proceeds of this offering of common stock will be approximately $332.2 million, after the payment of the underwriting discount and the commissions and estimated offering expenses payable by us. This offering of common stock is expected to close on October 27, 2004. In this report, we refer to our offering of our common stock described above as the common stock offering and the shares of common stock we intend to issue, collectively, as the shares.

     On October 18, 2004, we commenced and priced our offering of $1.4 billion senior unsecured notes, consisting of $400 million of our 4.00% senior notes due 2009, $500 million of our 4.95% senior notes due 2014, $200 million of our 5.95% senior notes due 2034 and $300 million of our floating rate senior notes due 2007. The floating rate senior notes will bear interest at a rate equal to the three-month LIBOR rate plus 0.375% per year. The net proceeds of this offering of notes will be approximately $1.39 billion, after the payment of the underwriting discounts and the commissions and estimated offering expenses payable by us. This offering of senior notes closed on October 22, 2004. In this report, we refer to our offering of the multiple series of senior unsecured notes described above as the senior notes offering and the various series of senior unsecured notes we intend to issue, collectively, as the senior notes.

     In June 2004, we entered into two agreements to fix the Treasury yield component of $675 million principal amount of the senior notes, which we refer to in this report as the June 2004 Treasury lock agreements. In September 2004, we entered into two additional agreements to fix the Treasury yield component of an additional $200 million principal amount of the senior notes. We intend to terminate and settle the June 2004 Treasury lock agreements on October 22, 2004, using additional short-term borrowings. The fair value of the June 2004 Treasury lock agreements, as of October 18, 2004, represented an obligation of approximately $44.0 million, which is the amount we expect to pay to settle the June 2004 Treasury lock agreements. In this report, we refer to the settlement of the June 2004 Treasury lock agreements as the Treasury lock settlement.

     We intend to use the net proceeds from the senior notes offering and the expected net proceeds from the common stock offering to repay in full the acquisition commercial paper remaining outstanding on October 27, 2004 and the short-term debt to be incurred on October 22, 2004 in connection with the Treasury lock settlement. The proceeds from the senior notes offering and the common stock offering will reduce permanently the availability under the bridge financing facility. Neither the completion of the senior notes offering nor the completion of the common stock offering is contingent upon the other.

          The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements and TXU Gas’s historical financial statements, adjusted to give effect to the July 2004 common stock offering, the consummation of the TXU Gas acquisition, the use of the net proceeds from the July 2004 common stock offering and the issuance of the acquisition commercial paper to pay the purchase price for the TXU Gas acquisition and related fees and expenses and the use of the net proceeds of the common stock offering and the senior notes offering to repay in full the acquisition commercial paper and short-term debt incurred in connection with the Treasury lock settlement. The unaudited pro forma combined statements of income for the nine months ended June 30, 2004 and for the twelve months ended September 30, 2003 gives effect to these matters as if each had occurred on October 1, 2002. The unaudited pro forma combined balance sheet as of June 30, 2004 gives effect to these matters as if each had occurred on June 30, 2004.

          The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial position would actually have been had the matters described above occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma combined financial statements include adjustments that reflect our preliminary estimates of the allocation of the purchase price to the acquired assets and assumed liabilities of TXU Gas. The preliminary purchase price allocation is subject to change as more detailed analyses are completed and additional information related to the fair values of TXU Gas’s assets acquired and liabilities assumed in the TXU Gas acquisition become available. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein. The unaudited pro forma combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined entities nor any expense associated with achieving these benefits.

          The historical financial statements of TXU Gas are based on TXU Gas’s historical financial statements as filed with the SEC. To prepare the unaudited pro forma combined statement of income for the year ended September 30, 2003, we used our consolidated statement of income for the twelve months ended September 30, 2003 and TXU Gas’s statement of income for the twelve months ended December 31, 2003. To prepare the unaudited pro forma combined statement of income for the nine months ended June 30, 2004, we used our consolidated statement of income for the nine months ended June 30, 2004 and derived TXU Gas’s statement of income for the nine months ended June 30, 2004 using TXU Gas’s unaudited statement of income for the six months ended June 30, 2004 and its audited statement of income for the twelve months ended December 31, 2003 and TXU Gas’s unaudited statement of income for the nine months ended September 30, 2003. Please note that the historical financial information of TXU Gas presented in the unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of income reflect the entire assets and operations of TXU Gas for the periods and as of the dates indicated. However, in the TXU Gas acquisition we acquired only the natural gas distribution and pipeline operations of TXU Gas. See Note 2(a) in the Notes to Unaudited Pro Forma Combined Financial Statements.

          You should read the following unaudited pro forma combined financial information in conjunction with: our audited and unaudited consolidated financial statements and the related notes, which are included in our annual report on Form 10-K for the year ended September 30, 2003, filed with the Securities and Exchange Commission (the "SEC") on November 21, 2003, and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 13, 2004; and TXU Gas’s audited and unaudited financial statements and related notes, which are included in our current reports on Form 8-K filed with the SEC on July 7, 2004 and August 31, 2004.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2004

	Historical	Historical	Pro Forma
	Atmos	TXU Gas	Adjustments		Pro Forma

	(in thousands)
ASSETS
Property, plant and equipment	$2,588,059	$2,008,888	$(147,629	)(a)(b)	$4,449,318
Less accumulated depreciation and amortization	903,313	384,619	(884	)(a)(b)	1,287,048

Net property, plant and equipment	1,684,746	1,624,269	(146,745)		3,162,270
Current assets
Cash and cash equivalents	126,895	8,001	27,029	(a)(j)	161,925
Accounts receivable, net	243,719	28,751	41,760	(a)	314,230
Gas stored underground	90,141	129,528	—		219,669
Other current assets	18,710	56,071	(34,930	)(a)	39,851

Total current assets	479,465	222,351	33,859		735,675
Goodwill and intangible assets	275,844	299,768	139,440	(b)	715,052
Deferred charges and other assets	240,477	52,236	(1,154	)(a)(c)(d)	291,559

	$2,680,532	$2,198,624	$25,400		$4,904,556

CAPITALIZATION AND LIABILITIES
Shareholders’ equity
Preferred stock	$—	$75,000	$(75,000	)(a)	$—
Common stock	263	4	116	(b)(c)	383
Additional paid-in capital	762,464	815,521	(247,641	)(b)(c)	1,330,344
Retained earnings	167,535	(135,173)	135,173	(b)	167,535
Accumulated other comprehensive income (loss)	(3,416)	(3,899)	3,899	(b)	(3,416)

Shareholders’ equity	926,846	751,453	(183,453)		1,494,846
Long-term debt	863,266	280,077	1,117,104	(a)(c)	2,260,447

Total capitalization	1,790,112	1,031,530	933,651		3,755,293
Current liabilities
Accounts payable and accrued liabilities	201,123	89,273	(54,469	)(a)	235,927
Other current liabilities	210,759	129,588	(95,904	)(a)(j)	244,443
Short-term debt	—	300,000	(300,000	)(a)(c)(j)	—
Current maturities of long-term debt	5,918	150,000	(150,000	)(a)	5,918

Total current liabilities	417,800	668,861	(600,373)		486,288
Deferred income taxes	227,899	29,722	(29,722	)(b)	227,899
Regulatory cost of removal obligation	105,059	134,661	—		239,720
Deferred credits and other liabilities	139,662	333,850	(278,156	)(a)(d)	195,356

	$2,680,532	$2,198,624	$25,400		$4,904,556

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the Nine Months Ended June 30, 2004

	Historical	Historical	Pro Forma
	Atmos	TXU Gas	Adjustments		Pro Forma

	(in thousands, except per share data)
Operating revenues
Utility segment	$1,425,022	$1,075,050	$(6,054	)(e)	$2,494,018
Natural gas marketing segment	1,255,386	—	—		1,255,386
Other nonutility segment	20,492	—	—		20,492
Intersegment eliminations	(273,741)	—	—		(273,741)

	2,427,159	1,075,050	(6,054)		3,496,155
Purchased gas cost
Utility segment	1,003,977	633,529	—		1,637,506
Natural gas marketing segment	1,214,395	—	—		1,214,395
Other nonutility segment	9,158	—	—		9,158
Intersegment eliminations	(273,042)	—	—		(273,042)

	1,954,488	633,529	—		2,588,017

Gross profit	472,671	441,521	(6,054)		908,138
Operating expenses
Operation and maintenance	166,476	280,548	(87,442	)(e)(f)	359,582
Depreciation and amortization	69,879	56,988	(5,739	)(e)(f)(g)	121,128
Taxes, other than income	45,901	78,962	10	(e)	124,873

Total operating expenses	282,256	416,498	(93,171)		605,583

Operating income	190,415	25,023	87,117		302,555
Miscellaneous income (expense)	7,850	(120,306)	123,317	(e)(f)	10,861
Interest charges	49,506	26,086	23,916	(e)(h)	99,508

Income (loss) before income taxes	148,759	(121,369)	186,518		213,908
Income tax expense (benefit)	56,148	(15,654)	40,411	(i)	80,905

Net income (loss)	$92,611	$(105,715)	$146,107		$133,003

Per share data
Basic income per share	$1.79				$1.76

Diluted income per share	$1.78				$1.75

Weighted average shares outstanding
Basic	51,788		23,939		75,727

Diluted	52,166		23,939		76,105

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the Twelve Months Ended September 30, 2003

	Historical	Historical	Pro Forma
	Atmos	TXU Gas	Adjustments		Pro Forma

	(in thousands, except per share data)
Operating revenues
Utility segment	$1,554,082	$1,344,106	$(17,729	)(e)	$2,880,459
Natural gas marketing segment	1,668,493	—	—		1,668,493
Other nonutility segment	21,630	—	—		21,630
Intersegment eliminations	(444,289)	—	—		(444,289)

	2,799,916	1,344,106	(17,729)		4,126,293
Purchased gas cost
Utility segment	1,062,679	790,542	—		1,853,221
Natural gas marketing segment	1,644,328	—	—		1,644,328
Other nonutility segment	1,540	—	—		1,540
Intersegment eliminations	(443,607)	—	—		(443,607)

	2,264,940	790,542	—		3,055,482

Gross profit	534,976	553,564	(17,729)		1,070,811
Operating expenses
Operation and maintenance	205,090	287,811	(36,554	)(e)(f)	456,347
Depreciation and amortization	87,001	74,054	(8,253	)(e)(f)(g)	152,802
Taxes, other than income	55,045	91,414	1,138	(e)	147,597

Total operating expenses	347,136	453,279	(43,669)		756,746

Operating income	187,840	100,285	25,940		314,065
Miscellaneous income	2,191	3,658	(4,361	)(e)	1,488
Interest charges	63,660	40,862	25,807	(e)(h)	130,329

Income before income taxes	126,371	63,081	(4,228)		185,224
Income tax expense	46,910	19,287	3,077	(i)	69,274

Net income (loss)	$79,461	$43,794	$(7,305)		$115,950

Per share data
Basic income per share	$1.72				$1.65

Diluted income per share	$1.71				$1.65

Weighted average shares outstanding
Basic	46,319		23,939		70,258

Diluted	46,496		23,939		70,435

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

          The unaudited pro forma combined financial statements give effect to the July 2004 common stock offering, the consummation of the TXU Gas acquisition, the use of the $235.8 million of net proceeds from the July 2004 common stock offering and the approximately $1.7 billion of net proceeds from the issuance of the acquisition commercial paper to pay the purchase price for the TXU Gas acquisition and related fees and expenses, and the use of the approximately $332.2 million net proceeds of the common stock offering and the approximately $1.39 billion net proceeds from the senior notes offering to repay in full the acquisition commercial paper and acquisition related costs and expenses and short-term debt incurred in connection with the Treasury lock settlement.

          The cash purchase price paid to TXU Gas for the assets that were acquired was approximately $1.905 billion (after preliminary closing adjustments). We incurred approximately $7.5 million in related transaction costs for a total purchase price of $1.913 billion. To finance the TXU Gas acquisition, we used the proceeds of our July 2004 common stock offering and our issuance of the acquisition commercial paper. We intend to use the proceeds of the common stock offering and the senior notes offering to repay in full the acquisition commercial paper. Neither the completion of the common stock offering nor the completion of the senior notes offering is contingent upon the other.

          We have prepared the unaudited combined pro forma financial statements based on:

•	our sale of 14,000,000 shares of our common stock in the common stock offering, generating net proceeds of approximately $332.2 million, after deducting approximately $14.3 million of estimated offering related fees and expenses, including the underwriting discount and commissions, and assuming the underwriters will not exercise their overallotment option to purchase up to 2,100,000 shares of our common stock; and

•	our sale of $1.4 billion principal amount of the senior notes in the senior notes offering, having an initial weighted average effective interest rate of approximately 4.76% per year (see Note 2(b) for more information on the calculation of the initial weighted average effective interest rate of the senior notes), generating net proceeds of approximately $1.39 billion, after deducting approximately $11.7 million of estimated offering related fees and expenses, including the underwriting discount and commissions.

          The TXU Gas acquisition will be accounted for as an asset purchase with Atmos acquiring substantially all of the assets of TXU Gas. For more information on the assets and liabilities of TXU Gas that will not be acquired, see Note 2.

          The unaudited pro forma combined balance sheet gives effect to the July 2004 common stock offering, the consummation of the TXU Gas acquisition, the use of the net proceeds from the July 2004 common stock offering and the issuance of the acquisition commercial paper to pay the purchase price for the TXU Gas acquisition and related fees and expenses and the use of the net proceeds of the common stock offering and the senior notes offering to repay in full the acquisition commercial paper and short-term debt incurred in connection with the Treasury lock settlement, as if each had occurred on June 30, 2004. The unaudited pro forma combined statements of income assume these matters all occurred on October 1, 2002, the first day of our 2003 fiscal year. The historical amounts used as the basis for the unaudited pro forma combined financial statements have been derived from the historical financial statements as follows:

•	Unaudited pro forma combined balance sheet. Both the Atmos and TXU Gas historical amounts are derived from the respective company’s unaudited balance sheets as of June 30, 2004.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

•	Unaudited pro forma combined statements of income. The Atmos historical amounts are derived from our audited income statement for the year ended September 30, 2003 and the unaudited income statement for the nine months ended June 30, 2004.

As TXU Gas uses a calendar year end and Atmos uses a September 30 fiscal year end, for purposes of the unaudited pro forma combined statement of income for the twelve months ended September 30, 2003, TXU Gas’s audited income statement for the twelve months ended December 31, 2003 has been used.

For purposes of the unaudited pro forma combined statement of income for the nine months ended June 30, 2004, TXU Gas’s actual nine months ended June 30, 2004 have been used. The historical amounts for TXU Gas for the nine months ended June 30, 2004 are derived by subtracting the corresponding amounts in TXU Gas’s unaudited income statement for the nine months ended September 30, 2003 from the corresponding amounts in TXU Gas’s audited income statement for the twelve months ended December 31, 2003 and then adding the corresponding amounts in TXU Gas’s unaudited income statement for the six months ended June 30, 2004.

The following table illustrates how the historical amounts for TXU Gas for the nine months ended June 30, 2004 were derived:

	(a)	(b)	(c)	(a) - (b) + (c)
	Twelve Months	Nine Months	Six Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	September 30,	June 30,	June 30,
	2003	2003	2004	2004

	(in thousands)
Operating revenues	$1,344,106	$993,339	$724,283	$1,075,050
Purchased gas cost	790,542	584,674	427,661	633,529

Gross profit	553,564	408,665	296,622	441,521
Operating expenses
Operation and maintenance	287,811	212,785	205,522	280,548
Depreciation and amortization	74,054	55,264	38,198	56,988
Taxes, other than income	91,414	73,893	61,441	78,962

Total operating expenses	453,279	341,942	305,161	416,498

Operating income (loss)	100,285	66,723	(8,539)	25,023
Miscellaneous income (expense)	3,658	2,735	(121,229)	(120,306)
Interest charges	40,862	30,960	16,184	26,086

Income (loss) before income taxes	63,081	38,498	(145,952)	(121,369)
Income tax expense (benefit)	19,287	12,367	(22,574)	(15,654)

Net income (loss)	$43,794	$26,131	$(123,378)	$(105,715)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

          The unaudited pro forma combined income statement for the twelve months ended September 30, 2003 excludes the cumulative effect of an accounting change which was recognized by Atmos for the adoption of EITF Consensus 02-03 in 2003, which resulted in a charge of $7.8 million, net of tax. Further, the unaudited pro forma combined income statements exclude a charge of $2.8 million, net of tax, for a discontinued operation that was recognized by TXU Gas in the fourth quarter of calendar 2003. As previously discussed, due to the differing year ends used to prepare the unaudited pro forma combined statements of income, TXU Gas’s fourth quarter of calendar 2003 is reflected in the unaudited pro forma combined income statements for both the twelve months ended September 30, 2003 and the nine months ended June 30, 2004.

2.	Pro Forma Adjustments

          The respective pro forma adjustments are explained below beside the corresponding footnote.

          (a) Adjusts the historical balance sheet of TXU Gas for the assets and liabilities of TXU Gas that Atmos did not acquire. As previously discussed, we acquired substantially all the assets of TXU Gas through a merger. However, TXU Gas retained its utility asset management services subsidiary, its cash position, certain vehicles and certain other insignificant assets and operations. Further, we did not assume any of TXU Gas’s debt, preferred stock, employee benefit liabilities, intercompany assets or liabilities and certain other insignificant liabilities.

          While we did not assume the existing employee benefit liabilities of TXU Gas, we agreed to include the acquired employees in our benefit plans and for purposes of determining the annual service cost under our defined benefit plan give them credit for their years of service as TXU Gas employees. The employees are not receiving a retroactive adjustment for prior service as only their prospective annual service cost will be affected by their prior service. However, for purposes of our post-retirement medical plan, we received a credit of $20 million (subject to post-closing adjustment) against the purchase price to permit us to provide partial past service credits for retiree medical benefits under our retiree medical plan. The $20 million credit approximates the actuarially determined present value of the accumulated benefits related to the past services of the transferred employees. We believe the historical benefit costs recognized by TXU Gas will approximate our benefit costs, and no pro forma adjustment has been recognized for the transition of these employees to the Atmos benefit plans in the unaudited pro forma combined statements of income.

          TXU Gas’s accounts receivable at June 30, 2004 had $41.8 million of intercompany payables netted against its third-party receivables as a result of its intercompany securitization program. This adjustment reflects the elimination of that intercompany payable as well as the elimination of TXU Gas’s intercompany long-term debt.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the assets and liabilities retained by TXU Gas (in thousands):

Cash	$8,001
Accounts receivable	(41,760)
Other current assets	13,535
Other non-current assets	47,922
Preferred stock	(75,000)
Long-term debt	(430,077)
Short-term debt	(300,000)
Accounts payable and accrued liabilities	(54,469)
Other current liabilities	(88,843)
Deferred credits and other liabilities	(334,374)

Total	$(1,255,065)

(b) The purchase price for the acquired assets and assumed liabilities has been allocated as follows (in thousands):

Cash purchase price	$1,925,000
Retiree medical benefit credit	(20,000)
Transaction costs and expenses	7,540

Total purchase price	$1,912,540

Net property, plant and equipment	$1,477,524
Accounts receivable	70,511
Gas stored underground	129,528
Other current assets	21,141
Goodwill and intangible assets	439,208
Deferred charges and other assets	40,532
Accounts payable and accrued liabilities	(34,804)
Other current liabilities	(40,745)
Regulatory cost of removal obligation	(134,661)
Deferred credits and other liabilities	(55,694)

Total	$1,912,540

          This adjustment also reverses TXU Gas’s remaining equity ($1.9 billion) after adjustment for the retained assets and liabilities and its deferred income taxes ($146.7 million) and goodwill ($299.8 million). Because the TXU Gas acquisition is treated as an asset purchase, our initial basis in the acquired assets and liabilities is the same for both accounting and tax purposes. Thus, there are no deferred taxes related to the TXU Gas acquisition.

          The sale of TXU Gas’s assets was held through a competitive bid process. We believe the resulting goodwill is recoverable given the expected synergies we can achieve as a result of the acquisition. To that end, the TXU Gas acquisition significantly expands our existing utility operations in Texas. The North Texas operations of TXU Gas bridge our geographic operations between our existing utility operations in West Texas and Louisiana. TXU Gas’s headquarters and service area are centered in Dallas, Texas, which is also the location of our corporate headquarters. Further, the addition of the regulated pipelines in North Texas may create additional gas marketing and other opportunities for our non-regulated subsidiaries, which include gas marketing and storage operations. We believe we will take several

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

years to realize these synergies. Further, for the initial 12 months of the integration, we have entered into agreements with TXU Gas and affiliates of TXU Gas to provide transitional services at their cost. Thus, for the initial 12 months of the transition, we expect no significant changes to the acquired operations’ cost structure, and no pro forma adjustment has been recognized for any synergies, economies of scale and cost savings we may achieve. However, except for our agreement directly with TXU Gas relating to certain services, the transitional services agreements may be terminated with 90 days notice.

          The amount allocated to property, plant and equipment represents our estimate of the fair value of the assets acquired. We have based that estimate on the amount we believe will ultimately be approved as rate base for rate setting purposes.

          (c) Reflects the July 2004 common stock offering, the consummation of the TXU Gas acquisition, the use of the net proceeds ($235.8 million) from the July 2004 common stock offering and the net proceeds ($1.7 billion, net of $1.7 million in estimated deferred financing costs reflected in other short-term debt) from the issuance of the acquisition commercial paper to pay the purchase price for the acquisition ($1.905 billion) and related fees and expenses reflected in other short-term debt ($7.5 million), and the use of the net proceeds ($332.2 million, net of $14.3 million in estimated offering costs) of the common stock offering and the net proceeds ($1.39 billion, net of $8.9 million in estimated offering costs and $2.8 million in original issue discount) from the senior notes offering to repay in full the acquisition commercial paper and short-term debt incurred in connection with the Treasury lock settlement. Further, for purposes of the unaudited pro forma combined financial statements, we have assumed that the underwriters will not exercise their overallotment option in connection with the common stock offering.

          (d) Reflects the reclassification of $36.2 million of regulatory assets from deferred credits and other liabilities to deferred charges and other assets to conform TXU Gas’s presentation with our presentation.

          (e) Reflects the elimination of the income statement effects of the assets and liabilities retained by TXU Gas, including TXU Gas retained subsidiaries, which were substantially comprised of its utility asset management services operations.

          (f) Reflects the elimination of certain income statement effects of the disallowance of certain assets and liabilities in TXU Gas’s rate case on May 25, 2004. We estimate that the rate case will prospectively increase our revenue from utility operations by approximately $11.7 million. However, as the effect on demand of increased rates cannot be precisely determined, no pro forma adjustment to revenues or operating expenses has been recognized in the unaudited pro forma combined income statements other than for the specific items that were disallowed in the rate case.

          (g) Reflects the anticipated change in depreciation and amortization given the change in basis to property, plant and equipment caused by purchase accounting.

          (h) Adjusts the historical interest expense to reflect the interest expense and amortization of the deferred financing costs, original issue discount and fees related to the senior notes (see Note 1 — Basis of Presentation), and the elimination of TXU Gas’s interest expense. Interest expense was calculated using the initial weighted average effective interest rate of 4.76%. This rate was partially based on the initial interest rate of floating rate notes due 2007 of 2.465%, which will reset on each quarterly interest payment date of the floating rate notes due 2007. A 0.125% change in the weighted average effective interest rate would change interest expense by $0.3 million and $0.4 million for the nine months ended June 30, 2004 and the year ended September 30, 2003.

          (i) Adjusts tax expense to reflect Atmos’s effective tax rate and for the effect of the pro forma adjustments.

          (j) Reflects the Treasury lock settlement ($7.1 million as of June 30, 2004), the repayment of other short-term debt and a $35.0 million increase in cash available for working capital and other general corporate

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

purposes from the net proceeds from the common stock offering following the repayment in full of the acquisition commercial paper. However, we expect to pay on October 22, 2004, approximately $44.0 million in connection with the Treasury lock settlement, which represents the fair value of the June 2004 Treasury lock agreements as of October 18, 2004. The change since June 30, 2004 in the fair value of the obligation representing the June 2004 Treasury lock agreements was attributable to a decline in long-term Treasury rates for the period from June 30, 2004 through October 18, 2004. Approximately $11.6 million of the $44.0 million obligation will be recognized as a component of interest expense over the next five years, and the remaining amount, approximately $32.4 million, will be recognized as a component of interest expense over the next ten years. This payment will reduce cash and cash equivalents by $35.0 million and increase the amount of short-term debt by $1.9 million compared to the amounts shown in the unaudited pro forma combined balance sheet.

3.	Earnings Per Share

          The following tables reconcile our historical earnings per share calculation to the unaudited pro forma combined earnings per share calculation (in thousands):

Nine months ended June 30, 2004:
Atmos historical net income	$92,611
Effect of TXU Gas acquisition and other pro forma adjustments	40,392

Pro forma net income	$133,003

Atmos historical weighted average shares outstanding	51,788
Shares issued in July 2004 common stock offering	9,939
Shares to be issued in common stock offering	14,000

Denominator for pro forma basic earnings per share	75,727
Effect of dilutive securities:
Restricted stock	258
Stock options	120

Denominator for pro forma diluted earnings per share	76,105

Twelve months ended September 30, 2003:
Atmos historical net income	$79,461
Effect of TXU Gas acquisition and other pro forma adjustments	36,489

Pro forma net income	$115,950

Atmos historical weighted average shares outstanding	46,319
Shares issued in July 2004 common stock offering	9,939
Shares to be issued in common stock offering	14,000

Denominator for pro forma basic earnings per share	70,258
Effect of dilutive securities:
Restricted stock	109
Stock options	68

Denominator for pro forma diluted earnings per share	70,435